EXHIBIT 21.1

LIST OF SUBSIDIARIES

         As of June 30, 2001, Versatel Telecom International N.V. owned, directly or indirectly, the following subsidiaries:

	Country of	Percentage of
Name	Incorporation	Ownership

Versatel Telecom Europe B.V.	The Netherlands	100%

Versatel Telecom Netherlands B.V.	The Netherlands	100%

Versatel Belgium N.V.	Belgium	100%

BizzTel Telematica B.V.	The Netherlands	100%

CS Net B.V.	The Netherlands	100%

CS Engineering B.V.	The Netherlands	100%

7-Klapper Beheer B.V.	The Netherlands	100%

Vuurwerk Internet B.V.	The Netherlands	100%

VuurWerk Access B.V.	The Netherlands	100%

ITinera Services N.V.	Belgium	100%

Svianed B.V.	The Netherlands	100%

Versatel Deutschland Holding GmbH	Germany	100%

Versatel Deutschland Verwaltungs GmbH	Germany	100%

Versatel Deutschland GmbH & Co.KG	Germany	100%

Komtel Gessellschaft fur Kommunikations und Informationsdienste mbH (“Komtel”)	Germany	80%

Komtel Service GmbH	Germany	100%

Klavertel N.V.	Belgium	100%

Compath N.V.	Belgium	100%

MMDI N.V.	Belgium	100%

Versatel Internet Group N.V.	The Netherlands	100%

Zon Nederland N.V.	The Netherlands	92%

Versatel Internet Group Belgium N.V.	Belgium	100%

Versatel 3G N.V.	The Netherlands	100%

VersaPoint N.V.	The Netherlands	100%

VersaPoint GmbH	Germany	100%

VersaPoint Private Ltd.	United Kingdom	100%

VersaPoint B.V.	The Netherlands	100%

VersaPoint N.V.	Belgium	100%

VersaPoint S.A.S.	France	100%